EXHIBIT 99.1

Murphy Oil Corporation
2008 Stock Plan for Non-Employee Directors

I.  Plan Purpose.

The purpose of the 2008 Stock Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Murphy Oil Corporation (the “Company”) by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions.

II.  Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

1. “Board” means the Board of Directors of the Company.

2. “Change in Control” shall be deemed to have occurred if (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its subsidiaries or any employee benefit plan of the Company or the “Murphy Family”) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own less than 50 percent of the voting power in such corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company.  Murphy Family means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family.  “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

3. “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

4. “Committee” means the Committee referred to in Section III of the Plan which has been designated by the Board to administer the Plan.

5. “Common Stock” or “Common Share” means the Common Stock of the Company, with a par value of $1.00 per share.

6. “Company” means Murphy Oil Corporation and any successor organization.

7. “Disability” means a physical or mental condition that prevents the Participant from performing his duties as a member of the Board for a period expected to exceed six consecutive months.

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8. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

9. “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

10. “Non-Employee Director” means a person who, as of any applicable date, is a member of the Board of Directors and is not an employee of the Company or any of its subsidiaries.

11. “Non-Qualified Stock Option” means a Stock Option granted under Section VI below which is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

12. “Option Price” means the price specified in Section VI below.

13. “Participant” means the recipient of a Stock Option, Restricted Stock Award, or Restricted Stock Unit Award granted under the Plan.

14. “Person” means an individual, corporation, partnership, association, trust, or any other entity or organization.

15. “Restricted Period” means the period designated by the Committee during which Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered and during which such stock is subject to forfeiture.

16. “Restricted Stock” means those shares of Common Stock issued pursuant to a Restricted Stock Award, which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section VII.

17. “Restricted Stock Award” means an award of restricted stock pursuant to Section VII.

18. “Restricted Stock Unit” shall mean a right granted in accordance with Section VII to receive a share of Common Stock or its equivalent value in cash, subject to such Restricted Period and/or performance conditions as the Committee shall determine.

19. “Restricted Stock Unit Award” means an award of restricted stock units pursuant to Section VII.

20. “Retirement” means retirement from the Board of Directors in all events the earlier of reaching age 72 or at such time as agreed upon by the Committee.

21. “Stock Option” or “Option” means any Non-Qualified Stock Option to purchase shares of Common Stock granted pursuant to Section VI below.

22. “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a

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majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above.  “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

III.  Administration.

The Plan shall be administered by a Committee of the Board of Directors, designated by the Board and to be comprised of not less than two members of the Board.  Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company.  Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan, to establish, amend, and rescind appropriate rules and regulations relating to the Plan, to determine the Persons to whom and the time or times at which to grant Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards thereunder, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options, Restricted Stock Awards, and Restricted Stock Units Awards granted thereunder, as it may deem necessary or advisable to carry out the provisions and intent of the Plan.  All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all Persons, including but without limitation, the Company, the Committee, the Board of Directors of the Company, the Participants, and their respective successors in interest.

IV.  Shares Subject to the Plan.

Subject to any adjustment as provided in Section XI, an aggregate of 500,000 shares of Common Stock shall be available for issuance of grants under the Plan.  The shares of Common Stock deliverable upon the exercise of Stock Options or the award of Restricted Stock or Restricted Stock Units may be made available from authorized but unissued Common Shares or Common Shares reacquired by the Company, including Common Shares purchased in the open market.  If any grants under the Plan shall expire or terminate for any reason without having been exercised in full, the Common Shares subject to, but not delivered under, such grants may again become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.  No Common Shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to Section VI of the Plan shall become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

V.  Eligibility.

Only Non-employee Directors are eligible to be granted Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

VI.  Stock Options.

Each Stock Option granted under this Plan shall be evidenced by a written agreement which shall comply with and be subject to the following terms and conditions.

1. Grant.  Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom Stock Options may be granted, the number of shares to be covered by each Stock Option, and the conditions and limitations, if any, in addition to those set forth in this Section VI, applicable to such

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Stock Options.  Each such grant shall be confirmed by an agreement executed by the Company and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such grant.  Unless otherwise determined by the Committee, each grant agreement shall provide that the Stock Option is not transferable by the Participant otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Participant’s lifetime, only by such Participant.

2. Grant Price.  The Committee shall establish the grant price at the time each Stock Option is granted, which price shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

3. Exercisability and Term.  Each Stock Option granted under the Plan will become exercisable and mature in three equal annual installments commencing on the first anniversary of the date of grant and annually thereafter.  Each Stock Option granted under the Plan shall expire ten years from the date of grant, except as otherwise set forth in Section VIII of the Plan.

4. Payment Upon Exercise.  Stock Options may be exercised only upon payment to the Company in full of the grant price of the Common Shares to be delivered.  Such payment shall be made in cash or in Common Stock, or in a combination of cash and Common Stock, or such other considerations as shall be approved by the Committee.  The sum of the cash and the Fair Market Value of such Common Stock or other consideration shall be at least equal to the aggregate grant price of the Common Shares to be delivered.

VII.  Restricted Stock Awards and Restricted Stock Units.

1. Grant of Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee.  Restricted Stock is an award or issuance of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate.  Restricted Stock Units are awards denominated in units of Shares under which the issuance of shares is subject to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate.  Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement.  Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Common Shares.  To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof.  Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

2. Contents of Agreement. Each agreement shall contain provisions regarding (a) the number of Common Shares or Restricted Stock Units subject to such award or a formula for determining such number, (b) the purchase price of the Common Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable, and/or vested, (d) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (e) the

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term of the Performance Period, if any, during which the performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (f) restrictions on the transferability of the Common Shares or Restricted Stock Units.  Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

3. Vesting and Performance Criteria.  The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include performance measures.  The grant, issuance, retention vesting and/or settlement of Shares under any such Award that is based on performance measures and level of achievement versus such criteria will be subject to a performance period of not less than six months.

4. Voting Rights. Unless otherwise determined by the Committee at the time of grant, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period.  Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5. Dividends. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless otherwise determined by the Committee at the time of grant.  The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash.  Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

VIII.  Change in Control.

Upon the occurrence of a Change in Control (as defined herein), all outstanding Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards granted to Participants shall become immediately vested, exercisable and nonforfeitable, and shall remain vested, exercisable and nonforfeitable during their remaining terms.

IX.  Stock Options in the Event of Termination.

Unless otherwise determined by the Committee, the following shall apply to Stock Option grants under Section VI of the Plan.

1. Termination of Board Membership Because of Retirement or Disability.  If a Participant’s membership on the Board of Directors terminates because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the later of (A) one year after the date of grant of such Stock Option or (B) the date of termination of Board membership due to Retirement or Disability; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

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2. Termination of Board Membership Because of Death.  If a Participant’s membership on the Board of Directors terminates because of death, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of death.

3. Death After Termination of Board Membership Because of Retirement or Disability.  If a Participant dies after the Participant’s membership on the Board of Directors has terminated because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

4. Termination of Board Membership for Reasons other than Retirement, Disability, Death or a Change in Control.  If a Participant’s membership on the Board of Directors terminates for any reason other than Retirement, Disability, Death or a Change in Control, the Stock Options held by such Participant, to the extent not previously vested, shall be forfeited at the time of such termination of Board membership.

X.  Restricted Stock and Restricted Stock Units in the Event of Termination.

1. Termination of Board Membership because of Retirement, Disability or Death. If a Participant’s membership on the Board of Directors terminates because of Retirement, Disability or death, the restrictions shall be lifted on all Restricted Stock and Restricted Stock Units held by the Participant.

2. Termination of Board Membership for Reasons other than Retirement, Disability, Death or a Change in Control.  If a Participant’s membership on the Board of Directors terminates for any reason other than Retirement, Disability, Death or a Change in Control, the Restricted Stock and Restricted Stock Units held by such Participant, to the extent not previously realized, shall be forfeited at the time of such termination of Board membership.

XI.  Adjustments Upon Changes in Common Stock.

If there shall be any change in the Common Stock subject to the Plan or to any Stock Option, Restricted Stock, or Restricted Stock Unit granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock, or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent Stock Option, Restricted Stock, or Restricted Stock Unit grants and in the purchase price of outstanding Stock Options to reflect such changes.

XII. Plan Amendments and Termination.

The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Restricted Stock, or Restricted Stock Unit theretofore granted, without the Participant’s consent, or which would cause the Plan not to continue to comply with Rule 16b-3 under the Exchange Act, or any successor to such Rule.  Subject to the above provisions, the

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Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

XIII.  Limitations.

Unless otherwise stated herein, the following limitations shall be applicable to Participants and their rights as stockholders.

1. No Right to Continue as a Director.  Neither the Plan, nor the granting of a Stock Options, Restricted Stock, or Restricted Stock Unit nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as a director for any period of time, or at any particular rate of compensation.

2. No Shareholders’ Rights for Stock Options.  A Participant granted a Stock Option hereunder shall have no rights as a shareholder with respect to the Common Shares covered by Stock Options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XIV.  Notice.

Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XV.  General Provisions.

The following general provisions are applicable to the Plan.

1. The Committee may require each Person purchasing Common Shares pursuant to a Stock Option or realizing Common Stock pursuant a grant of Restricted Stock or Restricted Stock Unit to represent to and agree with the Company in writing that such Person is acquiring the Common Shares without a view to distribution thereof.  The certificates for such Common Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

2. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

3. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to a Stock Option, Restricted Stock award, or Restricted Stock Unit award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount.  Subject to the consent of the Committee and to such limitations as the Committee may impose, withholding

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obligations may be settled with Common Stock, including Common Stock that is part of the grant that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

4. The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder.  If the Committee determines that an Award Agreement, payment distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Grantee to become subject to Section 409A unless the Committee expressly determines otherwise, such Award, Agreement, payment distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provision of the Plan and/or Award Agreement will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 ½ months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

5. Agreements with respect to awards pursuant to the Plan may contain, in addition to terms and conditions prescribed in the Plan, such other terms and conditions as the Committee may deem appropriate provided such terms and conditions are not inconsistent with the provisions of the Plan.

6. It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and any successor rule thereto.

7. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8. The Plan and all awards made and actions taken thereunder shall be governed by the laws of the State of Arkansas, without regard to the conflict of law provisions of any state, and shall be construed accordingly.

XVI.  Effective Date and Termination of Plan.

The Plan shall become effective immediately following approval by the stockholders of the Company at the 2008 Annual Meeting of Stockholders.  The Plan shall terminate on the fifth anniversary of the date of the Plan’s approval by stockholders.

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